DATARAM

PRESS RELEASE

Dataram Contact:                      Investor Contact:
Mark Maddocks,                        Joe Zappulla
Vice President-Finance, CFO           Wall Street Investor Relations Corp.
609-799-0071                          212-681-4100
info@dataram.com                      JZappulla@WallStreetIR.com


                       DATARAM REPORTS INCREASED EARNINGS
                              IN THIRD QUARTER

   o   Company Earns $.08 Per Diluted Share in Third Quarter
   o   Sequential Revenue Growth of 36%


PRINCETON, N.J. February 18, 2004 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its third quarter ended January 31, 2004. Revenues for the third quarter were $17.1 million, an increase of $4.5 million or 36 percent from the prior sequential quarter revenues of $12.6 million, and compares to revenues of $12.8 million for the third quarter of last fiscal year. Net earnings for the third quarter were $732,000 or $0.08 per diluted share compared to a net loss of $163,000 or $0.02 per share in the second quarter of the current fiscal year and a net loss of $793,000 or $0.09 per share in the third quarter of the previous fiscal year.

Revenues for the first nine months of the current fiscal year were $42.0 million compared to $41.0 million for the previous fiscal year period. Net earnings for this period were $741,000 or $0.08 per diluted share compared to a net loss of $2.9 million or $0.34 per share for the prior year comparable period.

(In 000's, except per     Second         Third                 Nine
share amounts)            Quarter        Quarter               Months

                         FY 2004    FY 2004   FY 2003     FY 2004   FY
2003(1)

Revenues                $ 12,638   $ 17,131  $ 12,758    $ 42,036  $ 41,010
Earnings (loss) from
  operations                (186)       711  $ (1,244)        662    (3,830)
Net earnings (loss)         (163)       732  $   (793)        741    (2,869)
Diluted earnings (loss)
  per share                (0.02)  $   0.08  $  (0.09)       0.08     (0.34)

(1) Includes a pretax restructuring charge of $740.


Robert V. Tarantino, Dataram's chairman and CEO, commented, "The improvement in our order rate which we began to experience in the latter part of the second quarter, has continued through the third quarter, reflecting an improving economic environment for companies in the IT industry. We are experiencing growth in sales of our memory products to our OEM customers as well as to our compatibles customers." Mr. Tarantino concluded, "As we enter our fourth quarter, we are encouraged by the improving business environment and we expect continued improvement in earnings in the fourth quarter."

Mark Maddocks, Dataram's vice president of finance and CFO, added, "Our gross margins returned to approximately 25% in the third quarter and are expected to remain at that level or better in the upcoming quarter. Engineering and S,G&A expenses totaled approximately $3.5 million in the third quarter. Fourth quarter expenses are expected to be in this range or slightly lower. The Company's balance sheet remains strong. Our current ratio is 3.6-to-1 and we have no long-term debt."

Dataram will conduct a conference call today at 4:30 p.m. (EST) today to present its third quarter financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 800-718-6841 and providing the following reservation number: 21185629. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the
Internet through Vcall at www.vcall.com.   A replay of the call will be
available approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.

ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 36 years experience Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP/Compaq, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com



The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.



                      ***** Financial Tables Follow *****




                 DATARAM CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share amounts)
                                  (Unaudited)


                               Third Quarter Ended      Nine Months Ended
                                   January 31               January 31,
                                2004       2003          2004         2003

Revenues                      $ 17,131   $ 12,758     $ 42,036     $ 41,009
Costs and expenses:
   Cost of sales                12,923      9,286       31,373       29,796
   Engineering and development     317        375          963        1,156
   Selling, general and
     administrative              3,180      4,341        9,038       13,148
   Restructuring charges             -          -            -          740
                              ________   ________      _______      _______
                                16,420     14,002       41,374       44,840

Earnings (loss) from operations    711     (1,244)         662       (3,380)

Other income (expense), net         94         (2)         152          (56)
                              ________   ________      _______      _______

Earnings (loss) before
  income taxes                     805     (1,246)         814       (3,886)

Income tax provision (benefit)      73       (453)          73       (1,017)
                              ________   ________      _______      _______

Net earnings (loss)           $    732   $   (793)    $    741     $ (2,869)
                              ========   ========      =======      =======

Net earnings (loss) per share:
   Basic                      $   0.09   $  (0.09)    $   0.09     $  (0.34)
                              ========   ========      =======      =======
   Diluted                    $   0.08   $  (0.09)    $   0.08     $  (0.34
                              ========   ========      =======      =======


Average number of shares
outstanding:
   Basic                         8,497      8,510        8,497        8,499
                              ========   ========      =======      =======
   Diluted                       8,882      8,510        8,769        8,499
                              ========   ========      =======      =======


                    DATARAM CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                             (In thousands)
                              (Unaudited)


                                    January 31, 2004          April 30, 2003

ASSETS
Current assets:
   Cash and cash equivalents           $   3,937                $   2,500
   Trade receivables, net                  7,369                    6,292
   Income tax receivable                       0                    3,138
   Inventories                             3,562                    2,855
   Deferred income taxes                     822                      723
   Other current assets                      201                      111
      Total current assets                15,891                   15,619

Property and equipment, net                3,235                    4,564

Other assets                                  50                       24

Total assets                           $  19,176                $  20,207


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                    $   3,530                $   3,208
   Accrued liabilities                       884                    2,978
      Total current liabilities            4,414                    6,186


Stockholders' equity                      14,762                   14,021

Total liabilities and
stockholders' equity                   $  19,176                $  20,207